Exhibit 99.1

CONTANGO OIL & GAS COMPANY

CRIMSON EXPLORATION INC.

NEWS RELEASE

Contango and Crimson Announce Closing of the Merger

October 2, 2013 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE MKT: MCF) and Crimson Exploration Inc. (NasdaqGM: CXPO) jointly announced today that they have formally closed their previously announced merger. The combined company will be a well-positioned Houston-based independent oil and gas company with a balanced offshore Gulf of Mexico and onshore Texas production profile. Both Contango and Crimson stockholders voted to approve the transaction at a special meeting of their respective stockholders.

In accordance with the terms of the merger agreement, Crimson has become a wholly-owned direct subsidiary of Contango, and Contango will issue approximately 3.9 million shares of its common stock in exchange for all of Crimson’s outstanding capital stock.

Contango also announced today its newly constituted board of directors consists of Joseph J. Romano, Allan D. Keel, B.A. Berilgen, B. James Ford, Brad Juneau, Lon McCain, Charles M. Reimer, and Steven L. Schoonover. The board of directors has appointed Allan D. Keel as President and Chief Executive Officer of Contango. Joseph J. Romano will remain as Chairman.

Mr. Romano said, “The new combined company will have a pre-tax SEC PV-10 proved reserve value approximating $1 billion, future resource potential which it hopes to exploit both onshore and offshore, excellent cash flow, approximately $110 million of debt and 19.1 million shares of common stock outstanding after closing.”

“Allan and the company’s focus will be to exploit our existing asset and lease base while continuing to add solid rate of return opportunities to the company’s asset base. I know the new Contango board, its senior management and its employees are committed to the future success of the company measured by an increase in real shareholder value,” added Mr. Romano.

“We are extremely excited about the potential that the merger of Contango and Crimson brings to the shareholders of both companies,” said Mr. Keel. “The combined company’s strong financial profile, and cash flow, positions us to aggressively pursue Crimson’s high quality portfolio of onshore resource positions in various plays, complemented by an appropriate dedication of capital to Contango’s potentially high impact exploratory Gulf of Mexico prospects. Our teams have been busy orchestrating the combination of these two excellent organizations and believe that it will be an exciting period going forward.”

Contango will continue to trade on the NYSE MKT under the ticker symbol “MCF”. Effective October 2, 2013, trading in Crimson common stock has been discontinued. Computershare, Contango’s transfer agent, will mail letters of transmittal to all Crimson stockholders of record immediately prior to the merger with instructions on how to deliver their stock certificates in exchange for the merger consideration. Crimson stockholders should not surrender their stock certificates until they have completed the letter of transmittal. Crimson stockholders who held their shares in “street name” through a bank or broker should contact their bank or broker to determine what actions they must take to receive the merger consideration.

About Contango

Contango is a Houston-based, independent natural gas and oil company. Contango’s business is to explore, develop, produce and acquire oil and natural gas properties onshore and offshore in the shallow waters of the Gulf of Mexico. Additional information can be found on its web page at www.contango.com.

Forward-Looking Statements

This press release contains forward-looking statements concerning the proposed transaction between Contango and Crimson, the expected timetable for completing the proposed transaction, its financial and business impact, management’s beliefs and objectives with respect thereto, and management’s current expectations for future operating and financial performance. Forward-looking statements are all statements other than statements of historical facts, which may be identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” or the negatives of such terms, or other comparable terminology. In addition, forward-looking statements are subject to risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.

Contacts

Contango Oil & Gas Company
717 Texas Avenue, Suite 2900	E. Joseph Grady
Houston, Texas 77002	(713) 234-7400
www.contango.com